Exhibit 99.1 Press Release

COROWARE PROVIDES FIRST QUARTER 2016 REVENUE GUIDANCE
Company Continues Recovery with Focus on Achieving Profitability in 2016

Bellevue, WA – March 17, 2016 – CoroWare, Inc. (OTC PINK:COWI) today provided guidance for its first quarter 2016 gross revenues.

The Company expects to report first quarter 2016 gross revenues of over $1.4M, and year-over-year growth of over 75% compared with gross revenues reported in the first quarter of 2015.  The revenue guidance is based on unaudited Company fourth quarter 2016 financial statements.

 “CoroWare’s continued recovery has been the result of repeat customer engagements, including the delivery of supplier support, desktop support, and R&D support and marketing support services,” said Lloyd Spencer, president and CEO of CoroWare, Inc.  “In fiscal year 2016, CoroWare is working toward a goal of reaching $10 Million in gross revenues, improving operational efficiency, and achieving sustainable profitability.”

To support this growth, CoroWare’s Business Consulting Services Group continues to seek qualified individuals for a number of open supplier service desk support, marketing specialist, and R&D support positions in the Seattle, Washington area: http://www.coroware.com/our-careers.php

About Coroware, Inc.
Coroware, Inc., headquartered in Bellevue, Washington, is a diversified technology and solutions company with expertise in:
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Business Consulting Services: R&D engineering services, business process workflow, software architecture, design and development, content management, console, PC and online game production, marketing coordination and management.

•	Robotics and Automation: Custom engineering such as visualization, simulation and software development, mobile robot platforms for university, government and corporate researchers.

CoroWare’s customers are located in North America, Europe, Asia and the Middle East, spanning multiple industry sectors. CoroWare partners with universities, software and hardware product development companies and non-profit organizations.  For more information, please visit www.coroware.com.

Forward-Looking Statement
This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with smaller reporting companies, including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:
CoroWare Investor Relations
(800) 641-2676, option 3
investor@coroware.com